Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-3 of Farmers National Banc Corp. of our reports dated February 1, 2006, with respect to the consolidated financial statements of Farmers National Banc Corp. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in the Annual Report on Form 10-K of Farmers National Banc Corp for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus.

Crowe Chizek and Company LLC

Cleveland,Ohio
July 25, 2006